Exhibit (a)(20)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

EMINENCE CAPITAL, LLC, Directly and	)
Derivatively on Behalf of Jos. A. Bank Clothiers,	)
Inc.,	)
)
Plaintiff,	)
) C.A. No. 9241-VCL
v.	)
)
ROBERT N. WILDRICK, ANDREW A.	)
GIORDANO, BYRON L. BERGREN, R. NEAL	)
BLACK, JAMES H. FERSTL, WILLIAM E.	)
HERRON, SIDNEY H. RITMAN,	)
Defendants,	)
)
and	)
)
JOS. A. BANK CLOTHIERS, INC.,	)
Nominal Defendant.	)

STIPULATION OF DISMISSAL

IT IS HEREBY STIPULATED AND AGREED by and among the parties, through their undersigned counsel, pursuant to Court of Chancery Rule 41(a)(1)(ii), that the above-captioned action is dismissed with prejudice. Each party shall bear its own costs, fees and expenses.

/s/ Raymond J. DiCamillo
OF COUNSEL:	Raymond J. DiCamillo (#3188)
Brian M. Lutz	Susan M. Hannigan (#5342)
Goutam U. Jois	Rachel E. Horn (#5906)
Gibson, Dunn & Crutcher LLP	Richards, Layton & Finger, P.A.
200 Park Avenue	920 N. King Street
New York, New York 10166	Wilmington, Delaware 19801
(212) 351-4000	(302) 651-7700

Attorneys for Plaintiff Eminence Capital, LLC

/s/ Edward P. Welch
Edward P. Welch (#671)
OF COUNSEL:	Edward B. Micheletti (#3794)
Jenness E. Parker (#4659)
William P. Frank	Sarah R. Martin (#5230)
Robert E. Zimet	Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP	One Rodney Square
4 Times Square	P.O. Box 636
New York, New York 10036	Wilmington, Delaware 19899-0636
(212) 735-3000	(302) 651-3000

Attorneys for Defendants Robert N. Wildrick, Andrew A. Giordano, Byron L. Bergren, R. Neal Black, James H. Ferstl, William E. Herron, Sidney H. Ritman, and Jos. A. Bank

March 13, 2014

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